Exhibit (a)(ii)

DREYFUS INSTITUTIONAL LIQUIDITY FUNDS

Certificate of Amendment

The undersigned, being a Vice President and Assistant Secretary of Dreyfus Institutional Liquidity Funds, a Massachusetts business trust (the "Trust"), DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Article III, Section 1 of the Trust's Declaration of Trust, dated September 20, 2017, the Trust's Board of Trustees authorized a new series of the Trust and designated an unlimited number of shares of beneficial interest, par value $.001 per share, as set forth below:

Name of New Series	Classes

Dreyfus Treasury and Agency Liquidity Money Market Fund	N/A

DREYFUS INSTITUTIONAL LIQUIDITY FUNDS
By:
Name:	Jeff Prusnofsky
Title:	Vice President and Assistant Secretary

Dated: November ___, 2017

STATE OF NEW YORK	)
: ss.:
COUNTY OF NEW YORK	)

On this ___ day of _________, 2017, before me personally came Jeff Prusnofsky, to me known, and known to me to be the person described in and who executed the foregoing instrument, and who duly acknowledged to me that he had executed the same.

Notary Public